                                                                      EXHIBIT 99

                         WESTERN REALTY DEVELOPMENT LLC

                       CONSOLIDATED FINANCIAL STATEMENTS
                      AS OF DECEMBER 31, 1999 AND 1998 AND
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                        AND THE PERIOD FEBRUARY 20, 1998
                          (DATE OF INCEPTION) THROUGH
                               DECEMBER 31, 1998

                         WESTERN REALTY DEVELOPMENT LLC

                       CONSOLIDATED FINANCIAL STATEMENTS

                               TABLE OF CONTENTS

                                                               PAGE
                                                              ------

Report of Independent Accountants...........................       2

Consolidated Balance Sheets as of December 31, 1999 and
  1998......................................................       3

Consolidated Statements of Operations for the year ended
  December 31, 1999 and the period February 20, 1998 (date
  of inception) through December 31, 1998...................       4

Consolidated Statements of Members' Equity for the year
  ended December 31, 1999 and the period February 20, 1998
  (date of inception) through December 31, 1998.............       5

Consolidated Statements of Cash Flows for the year ended
  December 31, 1999 and the period February 20, 1998 (date
  of inception) through December 31, 1998...................       6

Notes to Consolidated Financial Statements..................    7-12

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Members of Western Realty Development LLC:

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, members' equity and cash flows present fairly, in all material respects, the financial position of Western Realty Development LLC and its subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for the year ended December 31, 1999 and the period of February 20, 1998 (date of inception) through December 31, 1998, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     As discussed in Note 7 to the consolidated financial statements, the operations of the Company, and those of similar enterprises which have operations in the Russian Federation, have been affected, and may continue to be affected for the foreseeable future, by the continuing regulatory, political and economic uncertainties existing for enterprises operating in the Russian Federation.

/s/  PricewaterhouseCoopers

Moscow, Russia
March 3, 2000

                         WESTERN REALTY DEVELOPMENT LLC

                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1999        1998
                                                              --------    --------
                                      ASSETS
Current assets:
  Cash......................................................  $  1,133    $    415
  Accounts receivable, net of allowances for doubtful
     accounts of
     $627 and $130..........................................     1,748         163
  Receivable from affiliate.................................       465          --
  Prepaid expenses and other current assets.................       211         279
                                                              --------    --------
          Total current assets..............................     3,557         857
Investment in real estate, net of accumulated depreciation
  of $4,067 and $2,439......................................    77,988      85,761
Furniture and equipment, net of accumulated depreciation of
  $113 and $54..............................................       249         179
Deferred finance charges, net of accumulated amortization of
  $391 and $266.............................................       234         359
Goodwill, net of accumulated amortization of $7,224 and
  $4,747....................................................       722       7,636
Participating loan receivable...............................    37,849      31,991
Prepaid lease commission, long-term.........................        86         272
                                                              --------    --------
          Total assets......................................  $120,685    $127,055
                                                              ========    ========
                         LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
  Current portion of note payable...........................  $  6,445    $  5,299
  Accounts payable..........................................       593         798
  Unearned revenue..........................................     2,277       1,205
  Accrued interest payable..................................       234         314
  Other accrued liabilities.................................     2,260       1,789
  Due to affiliates.........................................     1,703       1,696
                                                              --------    --------
          Total current liabilities.........................    13,512      11,101
Note payable................................................     8,211      14,356
Security deposits...........................................       752         756
                                                              --------    --------
          Total liabilities.................................    22,475      26,213
                                                              --------    --------
Commitments and contingencies...............................        --          --
Members' equity:
  Contributed capital.......................................   109,775     102,533
  Retained earnings.........................................   (11,565)     (1,691)
                                                              --------    --------
          Total members' equity.............................    98,210     100,842
                                                              --------    --------
          Total liabilities and members' equity.............  $120,685    $127,055
                                                              ========    ========

   The accompanying notes are an integral part of the consolidated financial statements

                         WESTERN REALTY DEVELOPMENT LLC

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                                                  PERIOD FEBRUARY 20,
                                                                                     1998 (DATE OF
                                                                 YEAR ENDED       INCEPTION) THROUGH
                                                              DECEMBER 31, 1999    DECEMBER 31, 1998
                                                              -----------------   -------------------
Rental income...............................................       $11,537              $10,176
Cost and expenses:
Operating, general and administrative expenses..............         8,217                6,644
Impairment of real estate assets and goodwill...............        11,561                   --
Depreciation and amortization...............................         4,306                3,731
                                                                   -------              -------
Operating loss..............................................       (12,547)                (199)
Other expenses (income):
Interest expense............................................         2,805                2,736
Other income................................................        (5,478)              (1,991)
Gain on asset disposal......................................            --                  (13)
                                                                   -------              -------
          Total other (income) expenses.....................        (2,673)                 732
Loss before income taxes....................................        (9,874)                (931)
Income tax provision........................................            --                  760
                                                                   -------              -------
Net loss....................................................       $(9,874)             $(1,691)
                                                                   =======              =======

   The accompanying notes are an integral part of the consolidated financial statements

                         WESTERN REALTY DEVELOPMENT LLC

                   CONSOLIDATED STATEMENTS OF MEMBERS' EQUITY
                             (DOLLARS IN THOUSANDS)
              FOR THE YEAR ENDED DECEMBER 31, 1999 AND THE PERIOD
        FEBRUARY 20, 1998 (DATE OF INCEPTION) THROUGH DECEMBER 31, 1998

                                                              CONTRIBUTED   RETAINED
                                                                CAPITAL     EARNINGS    TOTAL
                                                              -----------   --------   -------
Initial capitalization......................................   $ 60,169     $     --   $60,169
Net loss....................................................         --       (1,691)   (1,691)
Capital contributions.......................................     42,364           --    42,364
                                                               --------     --------   -------
Balance, December 31, 1998..................................    102,533       (1,691)  100,842
Net loss....................................................         --       (9,874)   (9,874)
Capital contributions.......................................      7,242           --     7,242
                                                               --------     --------   -------
Balance, December 31, 1999..................................   $109,775     $(11,565)  $98,210
                                                               ========     ========   =======

   The accompanying notes are an integral part of the consolidated financial statements

                         WESTERN REALTY DEVELOPMENT LLC

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                                  PERIOD FEBRUARY 20,
                                                                                     1998 (DATE OF
                                                                 YEAR ENDED       INCEPTION) THROUGH
                                                              DECEMBER 31, 1999    DECEMBER 31, 1998
                                                              -----------------   -------------------
Net loss....................................................       $(9,874)             $(1,691)
Cash flows from operating activities:
Depreciation and amortization...............................         4,306                3,545
Impairment of real estate assets and goodwill...............        11,561                   --
Gain on asset disposal......................................            --                  (13)
Changes in assets, net......................................        (7,189)              (1,398)
Changes in liabilities, net.................................         1,256              (12,790)
                                                                   -------              -------
     Net cash provided from (used in) operating
       activities...........................................            60              (12,347)
                                                                   -------              -------
Cash flows from investing activities:
Capital expenditures........................................        (1,127)              (1,317)
Participating loan issued...................................            --              (30,000)
Cash contributed by BrookeMil...............................            --                  442
                                                                   -------              -------
     Net cash used in investing activities..................        (1,127)             (30,875)
                                                                   -------              -------
Cash flows from financing activities:
Retirement of note payable..................................        (4,999)                (423)
Advances (to) from affiliates, net..........................          (458)               1,696
Capital contributions.......................................         7,242               42,364
                                                                   -------              -------
     Net cash provided from financing activities............         1,785               43,637
                                                                   -------              -------
Net increase in cash........................................           718                  415
Cash at beginning of period.................................           415                   --
                                                                   -------              -------
Cash at end of period.......................................       $ 1,133              $   415
                                                                   =======              =======
Supplemental cash flow information:
  Cash paid during the year for:
     Interest...............................................       $ 2,885              $ 3,277
     Income taxes...........................................            16                1,039

   The accompanying notes are an integral part of the consolidated financial statements

                         WESTERN REALTY DEVELOPMENT LLC

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

1.  BASIS OF PRESENTATION

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of Western Realty Development LLC ("Western Realty" or the "Company") and its majority-owned subsidiaries. The consolidated financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles recognized in the U.S. and reflect the financial position, results of operations and cash flows of the Company. All significant intercompany transactions have been eliminated in consolidation.

NATURE OF OPERATIONS

     Western Realty, a Delaware limited liability company, was organized in February 1998 by New Valley Corporation ("New Valley"), its subsidiary, BrookeMil Ltd. ("BrookeMil"), and Apollo Real Estate Investment Fund III, L.P. ("Apollo") to make real estate and other investments in Russia. In connection with the formation of Western Realty, New Valley and BrookeMil agreed, among other things, to contribute the real estate assets of BrookeMil, including the Ducat Place II office building in Moscow and the site for the proposed Ducat Place III office building and related goodwill, subject to a note payable to a bank collateralized by Ducat Place II, and Apollo agreed to contribute up to $40,000 to Western Realty. The transfer of net assets from BrookeMil was accounted for on a historical cost basis.

     Western Realty, through a wholly-owned subsidiary, owns 99% of Western Realty LLC, a closed joint stock company in the Russian Federation. Substantially all of the Company's operations are conducted by Western Realty LLC.

ORGANIZATION

     The ownership and voting interests in Western Realty are held equally by Apollo and New Valley. Apollo will be entitled to a preference on distributions of cash from Western Realty to the extent of its investment of $40,000, together with a 15% annual rate of return. New Valley will then be entitled to a return of $20,000 of BrookeMil-related expenses incurred and cash invested by New Valley since March 1, 1997, together with a 15% annual rate of return; subsequent distributions will be made 70% to New Valley and 30% to Apollo. Western Realty is managed by a Board of Managers consisting of an equal number of representatives chosen by Apollo and New Valley. All material corporate transactions by Western Realty generally require the unanimous consent of the Board of Managers.

     As of December 31, 1999 and 1998, Apollo had contributed $39,606 and $32,364, respectively, in cash to the Company and New Valley had contributed $20,000 in addition to the real estate assets of BrookeMil.

     The Company had a negative working capital deficit and accumulated deficit as of December 31, 1999. In March 2000, Apollo and New Valley each agreed to increase its capital commitment to Western Realty by $3,750. Management believes that this additional funding commitment will be sufficient to support its expected cash flow needs over the next 12 months.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents are defined as cash on hand and in banks plus all short-term investments with a maturity, at the date of purchase, of three months or less.

                         WESTERN REALTY DEVELOPMENT LLC

REAL ESTATE

     Real estate is stated at the lower of cost or fair value and is depreciated using the straight-line method over estimated useful lives of 40 years. Real estate assets under development are not depreciated until they are ready for their intended use. Western Realty depreciates furniture, fixtures and equipment using the straight-line method over estimated useful lives of 3 to 5 years.

     Pre-acquisition, acquisition, development and holding costs are capitalized as real estate assets until the assets are ready for their intended use. Interest costs are capitalized during the active development phase of a project.

IMPAIRMENT OF LONG-LIVED ASSETS

     An impairment loss is recognized whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The estimation of fair value is generally measured by discounting expected future cash flows. The Company estimates fair value based on the best information available making estimates, judgments and projections as considered necessary.

DEFERRED FINANCING COSTS

     The costs incurred in connection with certain of the Company's debt financing are included in deferred finance charges and are amortized using the straight-line method over the term of the related debt.

GOODWILL

     Goodwill is amortized on a straight-line basis using a 5 year life based on management's assessment of the future value of the intangible asset. The Company evaluates the carrying values of intangible assets in the same manner that it evaluates the carrying values of real estate. Amortization expense for 1999 and the period February 20, 1998 to December 31, 1998 was $2,476 and $2,115, respectively.

TRANSLATION METHODOLOGY

     The Company's Russian subsidiary reports to the Russian authorities in rubles and its accounting records are maintained in that currency. The accompanying consolidated financial statements have been prepared in U.S. dollars. Transactions and balances of the Russian subsidiary not already measured in dollars (primarily rubles) have been remeasured into dollars in accordance with the relevant provisions of SFAS No. 52, "Foreign Currency Translation," as applied to entities in highly inflationary economies.

     Under SFAS No. 52, revenues, costs, capital and non-monetary assets and liabilities are translated at historical exchange rates prevailing on the transaction dates. Monetary assets and liabilities are translated at exchange rates prevailing on the balance sheet date. Translation gains and losses from remeasurement of monetary assets and liabilities that are not determined in U.S. dollars are credited or charged to the consolidated statements of operations.

     The Russian economy is considered hyperinflationary. The ruble to U.S. dollar exchange rate will not necessarily reflect the relative inflation levels of the Russian and U.S. economies. Future movements in the exchange rate between the ruble and the U.S. dollar will affect the carrying value of the Company's ruble denominated monetary assets and liabilities. Such movements may also affect the Company's ability to realize non-monetary assets represented in U.S. dollars in these financial statements. Accordingly, any translation of ruble amounts to U.S. dollars should not be construed as a representation that such ruble amounts have been, could be, or will in the future be converted into U.S. dollars at the exchange rate shown or at any other exchange rate.

                         WESTERN REALTY DEVELOPMENT LLC

     The exchange rate for 1 U.S. dollar ranged from 6.06 rubles at the date of inception, 20.65 rubles at December 31, 1998 and 27.00 rubles at December 31, 1999.

ESTIMATES AND ASSUMPTIONS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

INCOME TAXES

     Western Realty has elected to be treated as a partnership for U.S. tax purposes. Thus, its U.S. operations are not subject to income taxes, as any income or loss is included in the tax returns of the individual members. The Company's Russian subsidiary is subject to Russian Federation income taxes. Deferred income taxes are provided, using the liability method, for all temporary differences arising between the tax bases of assets and liabilities in these financial statements and their carrying values for Russian statutory tax purposes.

     The Company is also subject to other taxes in the Russian Federation. These taxes are included in operating, general and administrative expenses in the statements of operations.

CONCENTRATION OF CREDIT AND OTHER RISKS

     The Company maintains a portion its cash deposits with Russian banks which are branch offices of large banks headquartered outside the Russian Federation. The Company assesses the financial condition of the institutions on an on-going basis.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The fair values of certain financial assets and liabilities carried at cost, including accounts receivable and payable and other current financial assets and liabilities, are considered to approximate their respective carrying values due to their short term nature. The fair value of the note payable also approximates its carrying value as management believes the interest rate approximates the interest rates of new borrowings available to the Company.

REAL ESTATE LEASING REVENUES

     Ducat Place II is being leased to tenants under operating leases. Base rental revenue is generally recognized on a straight-line basis over the term of the lease. The lease agreements contain provisions which provide for reimbursement of real estate taxes and operating expenses. The future minimum rents scheduled to be received on non-cancelable operating leases at December 31, 1999 are $5,807, $2,819, $2,095, $63 for the years 2000, 2001, 2002 and 2003 and thereafter, respectively.

COMPARATIVE AMOUNTS

     Certain amounts in the 1998 financial statements have been reclassified to conform to the 1999 presentation.

3.  PARTICIPATING LOAN

     Western Realty has made a $30,000 participating loan to Western Tobacco Investments LLC ("WTI"), which holds the interest of Brooke (Overseas) Ltd. ("BOL") in Liggett-Ducat Ltd., a Russian joint stock company, and a new factory constructed by Liggett-Ducat Ltd. on the outskirts of Moscow. The participating

                         WESTERN REALTY DEVELOPMENT LLC
loan, which bears no fixed interest, is payable only out of 30% of distributions made by WTI to BOL. After prior payment of debt service on loans to finance the construction of the new factory, 30% of the distributions from WTI to BOL will be applied first to pay the principal on the loan and then as contingent participating interest on the loan. In addition, Western Realty is entitled to receive a 15% annual rate of return on amounts advanced on the loan under certain circumstances in the event of a sale or refinancing of WTI or the new factory. Any rights of payment on the loan are subordinate to the rights of all creditors of WTI.

     No distributions had been received by Western Realty from WTI at December 31, 1999. However, because the Company is entitled to 30% of WTI's distributions and residual equity in the event of liquidation, $5,858 and $1,991, representing the 15% return on the loan plus 30% of WTI's net income, has been recorded as income for the year ended December 31, 1999 and the period from February 20, 1998 to December 31, 1998, respectively, in the accompanying statements of operations. Summarized financial information as of December 31, 1999 and 1998 and for the year ended December 31, 1999 and the period April 28, 1998 (date of inception) to December 31, 1998 for WTI follows:

                                                               1999      1998
                                                              -------   -------
Current assets..............................................  $35,456   $18,229
Property, plant and equipment...............................  115,645    76,557
Noncurrent assets...........................................    2,105     4,615
Credit facilities due within one year.......................   38,679    16,379
Current liabilities.........................................   55,923    15,547
Long-term liabilities.......................................   17,314    22,456
Participating loan payable..................................   37,849    31,991
Members' equity.............................................    3,441    13,028

                                                                            PERIOD APRIL 28,
                                                                             1998 (DATE OF
                                                          YEAR ENDED       INCEPTION) THROUGH
                                                       DECEMBER 31, 1999   DECEMBER 31, 1998
                                                       -----------------   ------------------
Revenues.............................................      $100,181             $68,976
Costs and expenses...................................       103,036              62,767
Income tax expense (benefit).........................           874                (429)
                                                           --------             -------
Net (loss) income....................................        (3,729)              6,638
Accretion of return on participating loan............         5,858               1,991
                                                           --------             -------
Net (loss) income applicable to members' equity......      $ (9,587)            $ 4,647
                                                           ========             =======

                         WESTERN REALTY DEVELOPMENT LLC

4.  INVESTMENT IN REAL ESTATE AND NOTE PAYABLE

     The components of the Company's investment in real estate and the related note payable collateralized by such real estate at December 31, 1999 and 1998 are as follows:

                                                               1999      1998
                                                              -------   -------
Land........................................................  $16,920   $23,065
Buildings...................................................   65,135    65,135
                                                              -------   -------
          Total.............................................   82,055    88,200
Less accumulated depreciation...............................   (4,067)   (2,439)
                                                              -------   -------
  Net investment in real estate.............................  $77,988   $85,761
                                                              =======   =======
Note payable................................................  $14,656   $19,655
Less: current portion of note payable.......................    6,445     5,299
                                                              -------   -------
Note payable -- long-term portion...........................  $ 8,211   $14,356
                                                              =======   =======

     In 1999, the Company evaluated the recoverability of its long-lived assets in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of" and determined a permanent impairment had occurred. The Company valued its investment in real estate based on an appraisal conducted by an independent third party in December 1999. As a result of this valuation, the Company recorded an impairment charge for the year ended December 31, 1999 of $11,561 associated with its investment in the site for the proposed Ducat Place III office building and related goodwill. The fair value was determined based on current market conditions and anticipated future discounted cash flows at a rate commensurate with the risk involved. Management has concluded that the site for the Ducat Place III office building had a fair value of $16,000 at December 31, 1999.

     The cost and accumulated depreciation of property leased or held for lease was $65,135 and $4,067, respectively, at December 31, 1999. Depreciation expense for 1999 and the period February 20, 1998 (date of inception) to December 31, 1998 was $1,628 and $1,389, respectively.

     Western Realty's credit facility bears interest at 16% per year, matures no later than August 2002, with principal payments commencing after the first year, and is collateralized by a mortgage on Ducat Place II and guaranteed by New Valley. At December 31, 1999 and 1998, borrowings under the new credit agreement totaled $14,656 and $19,655, respectively.

     Remaining required principal payments on the note payable are $6,445 in 2000, $7,513 in 2001 and $698 in 2002.

5.  INCOME TAXES

     The full amount of tax provision in 1998 relates to current income tax expense. There is no income tax provision in 1999 as the Company's Russian subsidiary sustained statutory losses during the year.

     Differences between U.S. GAAP and Russian statutory taxation regulations give rise to certain temporary differences between the carrying value of certain assets and liabilities for financial reporting purposes and for income tax purposes. The most significant temporary differences at December 31, 1999 and 1998 relate to Russian tax loss carry forwards, which create a deferred tax asset of $3,653 at December 31, 1999. Other temporary differences result in a net deferred tax liability of $124 at December 31, 1999.

     The Company can use the Russian tax loss carry forwards for five years after the year when the loss was incurred. The relief available is limited to 20% of the tax loss carry forwards in each of the five years, not to exceed 50% of taxable profit in any given year. The Company has recorded a valuation allowance for the entire

                         WESTERN REALTY DEVELOPMENT LLC
amount of the net deferred tax asset at December 31, 1999 and 1998 due to the uncertainty of ultimate realization of future benefits of such assets.

6.  EMPLOYEE BENEFITS

     The Company complies with Russian Federation regulations covering pensions, education, day care, medical and other benefits to employees. These items are funded as a percentage of gross wages and are paid on a current basis.

7.  COMMITMENTS AND CONTINGENCIES

CONDUCTING BUSINESS IN RUSSIA

     The Russian Federation continues to experience economic difficulties following the financial crisis of August 1998. Consequently, the country's currency continues to devalue, there is continued volatility in the debt and equity markets, hyperinflation persists, confidence in the banking sector has yet to be restored and there continues to be a general lack of liquidity in the economy. In addition, laws and regulations affecting businesses operating within the Russian Federation continue to evolve.

     The Russian Federation's return to economic stability is dependent to a large extent on the effectiveness of the measures taken by the government, decisions of international lending organizations, and other actions, including regulatory and political developments, which are beyond the Company's control.

     The Company's assets and operations could be at risk if there are any further significant adverse changes in the political and business environment. Management is unable to predict what effect those uncertainties might have on the future financial position of the Company. No adjustments related to these uncertainties have been included in the accompanying financial statements.

TAXATION

     Russian taxation is subject to varying interpretations and constant changes. Furthermore, the interpretation of tax legislation by tax authorities as applied to the transactions and activity of the Company may not coincide with that of management. As a result, transactions may be challenged by tax authorities and the Company may be assessed additional taxes, penalties and interest, which can be significant.

     Management regularly reviews the Company's taxation compliance with applicable legislation, laws and decrees and current interpretations and from time to time potential exposures are identified. At any point in time a number of open matters may exist, however, management believes that adequate provision has been made for all material liabilities. Tax years remain open to review by the authorities for three years.

8.  RELATED PARTY TRANSACTIONS

     BOL is a wholly-owned subsidiary of Brooke Group Ltd., which owns approximately 55% of the common shares of New Valley. During 1998, New Valley and its subsidiaries made advances to Western Realty to fund its operations. The net amount of outstanding advances at December 31, 1999 and 1998 was $1,141 and $1,696, respectively.

     In May 1999, Western Realty purchased the remaining 48% of a site of land that BrookeMil did not own. Western Realty transferred the shares to BrookeMil in exchange for a note receivable, which represented the amount of the purchase price that Western Realty funded. The amount of the note ($316) is included in net advances from New Valley and its subsidiaries above.